Exhibit 10.7

RIDER to the Business Agreement of 30/12/2011

“Bank card payment in 4 instalments”

MADE BY AND BETWEEN THE UNDERSIGNED:

1.              BANQUE DU GROUPE CASINO, a public limited company incorporated under French law with capital of €23,470,000, whose registered office is 6 avenue de Provence, 75009 Paris, listed on the Paris Trade & Companies Register under number 434 130 423, represented by Mrs Catherine Vidal as Chairwoman, duly authorised for the purpose hereof;

hereinafter referred to as “BCA”

2.              CDISCOUNT, a public limited company incorporated under French law with capital of €2,497,408.62, whose registered office is 4-6 cours de l’Intendance, 33000 Bordeaux, listed on the Bordeaux Trade & Companies Register under number 424 039 821, represented by Mr Nicolas Woussen as Chief Executive Officer, duly authorised for the purpose hereof;

hereinafter referred to as “Cdiscount”

Cdiscount and BCA shall be referred to hereinafter individually as a “Party” and collectively as the “Parties”.

PREAMBLE

(initials)

On 30/12/2011, Cdiscount and Banque Casino entered into a business agreement whose object is the development, promotion and distribution to Cdiscount customers, via the Cdiscount website, and all marketing and sales channels used by Cdiscount, of the financial products and services proposed by Banque Casino (hereinafter the Business Agreement).

Since June 2012, Cdiscount has developed and marketed and sold directly to its consumer customers (hereinafter the “Customer(s)”), a bank card payment service in 4 instalments (hereinafter the “bank card payment in 4 instalments” service).

The bank card payment in 4 instalments is available for Customers for the payment of orders whose total amount is between €30 and €2,000 (including tax and potential carriage costs).

Payment dates:

R1 = 1st due date => On the day of the order

R2 = 2nd due date => On the 30th day following the order

R3 = 3rd due date => On the 60th day following the order

R4 = 4th due date => On the 90th day following the order

The interest invoiced to the consumer is equal to at most 2.31% of the total of his or her order, staggered over the 4 payment dates.

Prior to proposing the “bank card payment in 4 instalments”, Cdiscount shall perform a scoring of the Customers.

The “bank card payment in 4 instalments” is then proposed to all Customers whose amount of the order is between €30 and €2,000 (including tax and potential carriage costs) and whose scoring is positive.

The “bank card payment in 4 instalments” is not subject to the provisions of Article L.311-1 et seq of the French Consumer Code due in particular to its duration and the negligible costs related thereto.

The “bank card payment in 4 instalments” service represents on the signature date of the Rider herein approximately 35% of the total orders on the online sales media used for the Cdiscount brand (hereinafter the “Cdiscount website”), on the understanding that this is an average rate over the second half of 2012, which may fluctuate over the year, and which may also change from one year to the next. Hereinafter the “Take-up Rate”.

Cdiscount wishes to outsource the management of this service to a professional third party from the 1st half of 2013.

In this context, and convinced of their complementarity, Cdiscount and Banque Casino have come together to formalise by rider to the Business Agreement, the terms and conditions, particularly the operational and financial ones, in which Cdiscount will outsource the “bank card payment in 4 instalments” service to Banque Casino.

1. OBJECT

The object of the Rider herein is to set out the terms and conditions in which Cdiscount entrusts to Banque Casino the marketing and sale and management of the “bank card payment in 4 instalments” service to its Customers from the 1st half of 2013.

All the provisions of the Business Agreement shall remain applicable, save express written derogation in the Rider herein.

2. OPERATIONAL DESCRIPTION OF THE OUTSOURCING OF THE PAYMENT IN 4 INSTALMENTS SERVICE

2.1. Description of the bank card payment in 4 instalments service (Customer view)

2.1.1. Introduction of Customers by Cdiscount to Banque Casino

When the order is placed, Cdiscount shall propose on its Cdiscount website to its Customers the “bank card payment in 4 instalments” service offered by Banque Casino.

Within this framework, Cdiscount undertakes to introduce to Banque Casino Customers with a positive scoring by Cdiscount. Banque Casino shall then perform a second scoring on the Customers introduced by Cdiscount in order to accept or not the entering into of the “bank card payment in 4 instalments” service agreement. This second scoring shall be performed based in particular on the information provided by Cdiscount.

2.1.2. Maintenance of the Customer process

The maintenance of the current Customer process for the placement of his or her orders and the subscription of the “bank card payment in 4 instalments” service represents a major stake for Cdiscount. Indeed, the Customer process may have a major impact on the confirmation rate of orders by the Customer. Consequently, it is agreed between the Parties that the Customer process existing on the date of the Rider herein may be changed by Cdiscount and may only in general be changed by Cdiscount.

Banque Casino has nevertheless made it known to Cdiscount that a certain amount of information is essential to it. Consequently, Cdiscount undertakes to be able to provide the information hereinafter to Banque Casino:

• surname

• first name

• postal address

• Sex / Title

• Telephone number

• Email address

• Date of birth as optional information

The Parties agree that Cdiscount shall perform tests in order to measure the impact of the addition of requests for information from Customers, and in particular:

• Maiden name

• Place of birth

2.1.3. Eligible orders and process

When placing their order, Cdiscount shall offer to some Customers several payment methods, including the “bank card payment in 4 instalments” service.

The “bank card payment in 4 instalments” service shall be available for Customers for the payment of orders whose total amount is between €30 and €2,000 (including tax and potential carriage costs). This amount may vary after agreement between the Parties. In the event Cdiscount wishes to offer the “bank card payment in 4 instalments” service outside the limits agreed between the Parties, and Banque Casino refuses to provide the service due to this fact alone, Cdiscount may propose an identical payment service, or make use of any third party of its choice to do so in compliance with the provisions provided by the Business Agreement.

Prior to proposing the “bank card payment in 4 instalments”, Cdiscount shall perform scoring of the Customers.

The “bank card payment in 4 instalments” shall then be offered to Customers whose amount of the order is between €30 and €2,000 (including tax and potential carriage costs) and whose scoring is positive.

The “bank card payment in 4 instalments” service shall be explicitly presented to the Customer as a service provided by Banque Casino. The legal notices related to this service shall be defined and validated by Banque Casino, which shall bear the ultimate legal risk thereof.

The General Terms and Conditions of Sale of the “bank card payment in 4 instalments” service shall be separate from the General Terms and Conditions of Sale of Cdiscount. They shall be brought to the awareness of the Customer before the confirmation of his or her order. Customers who decide to subscribe to this service shall need to confirm the General Terms and Conditions of Sale of the “bank card payment in 4 instalments” service when they decide on the payment method and once again when confirming their order and their bank details (double click).

Customers who decide to subscribe to this service shall pay to Cdiscount pursuant to the payment schedule described below:

•                  the first payment date (R1) on day D of the order being placed on the Cdiscount website;

•                  then R2, R3 and R4, respectively, on D+30, D+60 and D+90.

2.2. Description of the “bank card payment in 4 instalments” (BCA-CD view)

The Parties recall that the bank card payment in 4 instalments service offered by Banque Casino, although not subject to the provisions of Article L.311-1 et seq of the French Consumer Code, is a credit transaction whose mechanism uses the one existing for allocated credit. Consequently, when the Customer is accepted by Banque Casino for the said service, the order shall be directly paid by this latter to Cdiscount instead of the Customer.

2.2.1. Description of the process

Cdiscount shall collect R1 on day D of the order being placed by the Customer.

On the date hereof, the fees invoiced to the Customer would be equal to a maximum of 2.31% of the total amount of the order, fully payable as part of the R1 instalment such that the following instalments will only the remaining capital balance outstanding.

Banque Casino will pay Cdiscount, on the following day, the capital due by the Customer corresponding to R2, R3 and R4 minus the fees received by Cdiscount on behalf of Banque Casino for the monthly instalments collected directly by Cdiscount on R1 and the financial costs borne by Cdiscount calculated in accordance with the retail interest rate practised. Such financial costs (including remuneration on own funds set at 12% of the own funds of Banque Casino) are fixed on the date hereof at 0.75% of the amount of the Financed Capital (i.e. the total amount of the Customer order including dispatch costs, excluding negligible costs invoiced under the Bank Card Payment in 4 Instalments Contract). This rate may be revised quarterly within the framework of the Bank Card 4 Instalments Committees provided by Article 3.1 hereinafter. In case of disagreement on the rate revision terms, each Party may apply the provisions provided by Article 4 hereinafter.

Cdiscount shall collect the monthly instalments due by the Customers on R2, R3 and R4 on behalf of Banque Casino, under a collection authorisation, respectively on D+30, D+60 and D+90 (the terms and conditions of this authorisation are described hereinafter).

In the event the Customer misses a payment, Cdiscount shall initiate amicable recovery proceedings, for and on behalf of Banque Casino, by virtue of a recovery authorisation (the terms and conditions of this authorisation are described hereinafter).

Cdiscount shall pay back in the form of bank transfers to Banque Casino an amount equal to R2, R3 and R4 respectively on D+31, D+61 and D+91 including in the case of unpaid instalments by the Customer.

Once one of the ranks of a given debt claim of Banque Casino is late by more than 90 days, Banque Casino shall reimburse to Cdiscount, on the first next business day, the difference corresponding to the amount actually collected by Cdiscount on all of the ranks of the debt claim of Banque Casino and the amount paid back by Cdiscount to Banque Casino for this same debt claim.

Cdiscount shall continue to pay back monthly to Banque Casino all of the payments collected thanks to its recovery proceedings.

2.2.2. Management of the Customer relationship and disputes

Cdiscount undertakes to handle the disputes of a business nature related to the products and services it markets and sells entailing a payment default of the credit and/or repayment default of a debit pursuant to the terms of Article 11.3 of the Business Agreement.

Cdiscount shall also be responsible for managing the potential claims of customers in relation to the correct entering into or performance of the Payment in 4 Instalments Service Contracts.

3. COLLECTION AND RECOVERY AUTHORISATIONS

Collection: Banque Casino authorises Cdiscount to collect, for and on behalf of Banque Casino, all Customer payments related to the credits of the product “bank card payment in 4 instalments”.

Recovery: Banque Casino authorises Cdiscount to proceed with the amicable recovery of all payments missed by Customers.

The collection and recovery authorisation herein, which is remunerated in accordance with the cost borne pursuant to the provisions of the Business Agreement, may be revoked and excludes any legal proceedings.

Banque Casino shall give instructions to Cdiscount under the authorisation to provide the following services:

1.              Presentation of the payment to the bank 6 times;

2.              Fractioned duplication;

3.              Sending of reminder email and SMS;

4.              Recovery by telephone: Automated calls and/or Call Centres;

5.              Authorisations for studies by Judicial Officers and/or debt recovery companies (recovery by telephone and by letter);

6.              Assignment of the debt claim of Banque Casino on behalf of Banque Casino after exhausting the amicable recovery procedure.

Banque Casino shall give Cdiscount instructions related to the conversation which Cdiscount may have with Customers with unpaid instalments, on behalf of Banque Casino as a banking institution.

Cdiscount may then subcontract all or part of the amicable recovery proceedings, after notifying this to Banque Casino.

Any additional service requested by Banque Casino shall be remunerated, after agreement between the Parties.

4. MONITORING

Every 3 months, and whenever necessary on convocation of one of the Parties, the Parties shall monitor within the framework of the “bank card payment in 4 instalments” Committee the performance terms and conditions of the Rider herein and the results of the “bank card payment in 4 instalments” payment service. Within this framework, the Committee shall particularly monitor all matters related to the correct performance hereof, and shall in particular monitor the cost of the risk which constitutes a major stake for Banque Casino, in addition to the Take-up Rate which, for its part, constitutes a major stake for Cdiscount in the development of its revenue.

Consequently, the Parties agree to submit to the bank card payment in 4 instalments Committee any dispute which might arise on the aforementioned matters, and in general any difficulty in the continuation of the business and financial objectives of the Parties within the framework of the performance of the Rider herein.

In case of dispute not settled during the said Committee, a meeting of the Chief Executive Officers of each company may be convened on the initiative of either of the Parties within the 15 days following the Committee which revealed the dispute.

Failing agreement between the Chief Executive Officers in the 30 days following their first meeting, either of the Parties may terminate the agreement under the conditions provided by Article 7.1. It is understood between the Parties that in case of dispute arising from a fault as provided by Article 7.2, the Parties shall be free not to use the procedure provided by Article 4 herein and to apply the provisions provided by Article 7.2 directly.

5. Prospecting by BCA of the Customer Files related to Cdiscount Customers who have subscribed to the “bank card payment in 4 instalments” service

The Customer Files shall be used pursuant to the Business Agreement signed by the Parties.

6. NULLITY — CHANGE OF LEGISLATION

If one or more provisions of the Rider herein are deemed to be or become invalid or declared as such pursuant to a law, a regulation or further to a final decision handed down by a court with jurisdiction, the other provisions shall maintain their full effect and scope.

The Parties then undertake to discuss in good faith in order to find any other provision with identical effects to the cancelled provision, provided that the economic equilibrium and the business interests of the Parties may be maintained.

7. TERM

The Rider herein shall enter into force on the date of its signature.

The term of the Rider herein is the same as the term of the Business Agreement.

7.1. In case of dispute not settled further to the procedure provided in Article 4 hereof, each Party may terminate the Rider herein by registered letter with acknowledgement of receipt in consideration of 6 months’ notice, unless the dispute relates to a fault giving entitlement to the application of Article 7.2 hereinafter.

7.2. In case of serious breach by a Party of one of its main obligations under the Rider herein, the other Party shall send to the defaulting Party by registered letter with acknowledgement of receipt formal notice to comply with the obligations in question within a time-limit of 30 days. If at the end of this time-limit, the obligations in question are not complied with, the non-defaulting Party may automatically terminate the Rider herein without prejudice to damages which might be claimed from the defaulting Party. The termination shall then be effective immediately.

7.3. Consequence of the termination of the Rider herein

The Business Agreement shall remain in force between the Parties for all other products and services.

The Parties shall apply Article 13.2 of the Business Agreement to the Customer Files compiled from Customers having subscribed to the “card payment in 4 instalments” service.

The provisions of the Rider herein shall continue to apply for the stock of contracts constituted on the termination date until it has been extinguished.

Drawn up in Bordeaux, on 20 December 2012, in two original copies.

For Banque Casino	For Cdiscount
Name CATHERINE VIDAL	Name NICOLAS WOUSSEN
Title CHAIRWOMAN	Title CHIEF EXECUTIVE OFFICER

[signature]	[signature]